Exhibit 10.135
CNL HOTELS & RESORTS, INC.
May 19, 2006
Greerson McMullen
Senior Vice President & Chief General Counsel
CNL Hotels & Resorts, Inc.
420 South Orange Avenue
Orlando, FL 32801-3336
Dear Greerson:
We are pleased that you have recently been elected as the Senior Vice President, Chief General Counsel and Secretary of CNL Hotels & Resorts, Inc. (the “Company” or the “REIT”).
In those positions you will be reporting directly to Thomas Hutchison, Chief Executive Officer of the Company, except in situations which arise in which you believe in good faith that the Company has a potential conflict with CNL Hospitality Corp. (the “Advisor”), in which instances you will report directly to a representative of the independent directors who, until further notice, shall be Robert Parsons.
COMPENSATION
Your annual base salary will be $275,000 ($10,576.92 per bi-weekly pay period). In addition to base salary compensation, you will be eligible to receive additional cash bonus compensation of up to 100% of base salary, based upon performance. This bonus opportunity will be pro-rated for the performance year 2006, earned based upon performance, and paid by the Company in proportion to the number of days you are employed in 2006 by the Company, as compared to the total number of days during 2006 you have been employed by (i) the Company; and/or (ii) the Advisor. In the event the REIT grants equity or equivalent rights (Equity) pursuant to a long-term incentive compensation program including any grant of Equity to Senior Vice Presidents upon completion of the merger (“Merger”) of the Advisor into the REIT), you will be included in the program and granted Equity on an equivalent basis as other Senior Vice Presidents; provided that you otherwise meet the qualifications and requirements of the plan documents (not contingent on years of service), if and when such a plan is implemented (Similar Treatment). Notwithstanding the foregoing, if you execute an employment agreement with the Company and such agreement takes effect, such agreement will control the terms of any grant of Equity to you.
BENEFITS
As a regular, full-time associate, you will also be eligible for coverage under the provisions of our benefits program. A benefits summary describing your coverage is attached hereto as Exhibit A. To the extent that the benefits you and your family receive as an employee (or officer) of the Company (whether during the term of your employment or thereafter) are less than you would have received as an employee (or officer) of the Advisor or you otherwise suffer any adverse economic consequences from being an employee (or officer) of the Company based on any differences in the benefits program provided by the Company as compared to that provided by the Advisor, the Company hereby agrees to make you whole on a current basis.
SEVERANCE
As an at-will employee, either you or the employer (Company) may terminate the employment relationship at any time for any reason or for no reason. If your employment is terminated by the Company for cause (defined below) or by you without good reason (defined below), you will only have the right to receive salary and benefits accrued prior to the date of termination. If, however, your employment is terminated by the Company for any reason other than for cause (defined below) or by you for good reason (defined below), you will receive severance pay equal to 6 months salary plus 50% of your maximum bonus opportunity. If, however, such an event occurs prior to the completion of the Merger and the above referenced equity grant (if any) or within 16 months of the date hereof, you will receive severance pay equal to 12 months salary plus 100% of your maximum bonus opportunity. Notwithstanding the foregoing, if your employment is terminated by the Company for cause or by you without good reason during this period, or at any time, you will receive only the salary and benefits you accrued prior to the date of termination and you will not be eligible to receive any severance. If you terminate your employment based on the failure of the Company to provide you with the benefits to which you are entitled under “Benefits” above, then the severance to which you would be entitled under this “Severance” provision shall be equal to 12 months salary plus 100% of your maximum bonus opportunity; provided, however, that if you are thereafter employed by the Advisor or any of its affiliates within one year after ceasing to be employed by the Company and you receive from your new employer benefits substantially equivalent to those described under “Benefits” above, you shall repay to the Company a pro rata a portion of all severance payments you previously received from the Company based upon a fraction equal to the number of days during the 12 months following your termination that you were employed by the Advisor or any of its affiliates, divided by 365.
Cause is defined as your commission of an act of fraud, theft or dishonesty related to his duties; willful and continuing failure or habitual neglect to perform his duties after notice and an opportunity to cure; or conviction or indictment of a crime involving moral turpitude.
Good Reason is defined as a material reduction in your authority, duties or responsibilities; a reduction in your annual salary that is not in connection with the reduction of compensation generally applicable to senior management (including at least one other Senior Vice President who is an employee of the Company), when there are at least two other senior managers employed by the Company; failure to comply with this letter agreement (including, without limitation, the provisions set forth under “Benefits” above); the Company’s requirement that the work location be moved more than 50 miles from the principal place of business; or the failure to receive Similar Treatment.
The severance payment described above shall be in lieu of any amount of severance to which you would be entitled under the Company’s severance policy, if any, in effect at the time of termination.

Payment of any severance is conditioned upon your signing a customary agreement prepared by the Company which includes a general release of claims.
CONDITIONS
This offer is not an employment contract, and, except as described above, any compensation including salary and bonuses is based upon your continued employment with the Company.
This letter shall not be effective until (i) you have resigned from your positions with and employment by the Advisor and such resignation has been accepted by the Advisor and has become effective; and (ii) the Advisor has executed an acknowledgement and waiver substantially in the form attached hereto as Exhibit B, which shall have become effective.
Notwithstanding anything to the contrary contained herein, if at any time you enter into an employment agreement with the Company and such agreement becomes effective, such agreement (i) shall not be deemed a termination of this agreement so as to entitle you to severance; and (ii) shall supersede the terms of this agreement; and this agreement shall have no further force and effect, except for any monies owed with respect to the period prior to the termination of this agreement.
If all of the above meets with your understanding, please indicate your acceptance by signing the signature line on the following page. Please return the signed original to me in the enclosed envelope. The enclosed copy is for your records.

If you have any questions, please do not hesitate to contact me.
Sincerely,

/s/ Dianna F. Morgan, Chair Compensation Committee
Dianna F. Morgan, Chair Compensation Committee

/enclosures
cc: Thomas Hutchison
I have read, understand and agree with the terms of the employment offer as outlined in this letter.

/s/ Greerson G. McMullen
Signature/Date

Exhibit A

REIT Benefits Coverage
GREERSON MCMULLEN
GOAL
Employ Greerson McMullen, Chief General Counsel, by the REIT while maintaining a comparable level of coverage at equal cost and with similar tax consequences to the associate.
ASSUMPTIONS
1. Current employer is CNL Financial Group; REIT employer is CNL Hotels & Resorts, Inc. Tax EIN # 59-3396369
2. Merger will take effect within 18 months or there will be an agreement made to re-employ Greerson McMullen by the advisor to eliminate risk of lapse of coverage due to COBRA maximum time limits.
3. REIT as employer would adopt practices and policies as they relate to Human Resources currently in place at the Advisor.
4. Offer letter outlining terms of employment, reporting structure, and severance guidelines would be provided by REIT.

BENEFIT/PLAN	2006 MONTHLY COST	COVERAGE OPTION
Medical – United Health Care 90/70 EE + Family; $250/$500 annual deductible; $15 copays; out of pocket max $2000 indiv ($4000 family)	CNL 70% = $738.23 EE 30% = $308.67 pre-tax plus copays and deductible	Same medical coverage provided through COBRA. REIT pays the difference between COBRA rates and current associate costs (approx. $759.17 per month).

Dental (MetLife) 100% preventative care; $50 indiv/ $150 family deductible; $1,500 annual max	CNL 60% = $52.68 EE 40% = $35.12 pre-tax plus $150 deductible	Same dental coverage provided through COBRA. REIT pays the difference between COBRA rates and current associate costs (approx. $54.45 per month)

Vision Insurance (VSP)	100% associate paid	Same vision coverage provided through COBRA. REIT pays 2%

$20 office visit; $20 materials copay; lenses covered; $120 toward frames	$19.76 pre-tax	COBRA administration cost (approx. $0.39 per month).

BENEFIT/PLAN	2006 MONTHLY COST	COVERAGE OPTION
Section 125 Plan Allows for medical, dental, and vision premiums to be payroll deducted pre-tax	N/A	REIT to pay lump sum of approx. $675 per month to offset the loss of the tax benefit provided by the Section 125 Plan not available at REIT. Calculation:
$premium/(1- tax rate)= $436.83/(.65)

Short Term Disability (STD) - Reliance 60% of covered earnings up to $1,500 per week for up to 12 weeks; 7 day elimination period.	100% paid by CNL at $37.50 per month	REIT can provide same coverage for a maximum of 12 months at the same cost. Individual policy to be provided by Reliance.

Long Term Disability (LTD) - Reliance 60% of covered earnings up to $15K per month until SSNRA; 90 day elimination period covered by STD	100% paid by CNL at $0.37 per $1,000 monthly salary	REIT can provide same coverage for a maximum of 12 months at the same cost. Individual policy to be provided by Reliance.

Life / AD&D Insurance — Reliance 1 x annual base salary up to $250K	100% paid by CNL at $0.11 per $1,000 salary to max of $250K	REIT can provide same coverage for a maximum of 12 months at the same cost. Individual policy to be provided by Reliance.

Supplemental Life Insurance — Reliance	100% paid by associate at	REIT can provide same coverage for a maximum of 12

Purchased add’l $250K Life & ADD	$18.58 per month	months at the same cost. Individual policy to be provided by Reliance.

BENEFIT/PLAN	2006 MONTHLY COST	COVERAGE OPTION
Flexible Spending Accounts - Pre tax deductions to fund medical expenses up to $3,500	N/A	FSA to be provided through COBRA – post tax. REIT to pay associate lump sum of approx. $150 per month to make up for the loss of the tax benefit provided by a pre-tax FSA. Subject to final determination based on expenses submitted YTD.

Parking	100% paid by associate $60 per month pre tax	REIT will pay the parking expense (non-reserved spot) until merger.

Employee Assistance Program (EAP)	100% paid by CNL	Associate may utilize CARE 24 through United Health Care

401 (K) Fidelity Investments Eligible Jan 1 2006; 4 year vesting schedule; match to 50% of 1st 7%, starting 6 months after employment	N/A	A one time lump sum in the amount of $4,500 will be paid to the associate in lieu of providing 401K plan. Associate will be eligible to join plan post merger.

OTHER COMPANY INSURANCE POLICIES
While not required due to the number of employees, Worker’s Comp coverage will be instituted for the REIT.
Employment Practices Liability Insurance will not be obtained.
Fidelity bond will not be obtained.

Exhibit B
CONSENT AND WAIVER AGREEMENT
     THIS CONSENT AND WAIVER AGREEMENT, which shall become effective as of the commencement of business on May 22, 2006, is entered into as of this 19th day of May, 2006, among CNL Hotels & Resorts, Inc., a company formed under the laws of Maryland (“Company”), CNL Hospitality Corp., a company formed under the laws of Florida (“CHC”) and Greerson G. McMullen residing at 673 Granville Drive, Winter Park, Florida 32789 (“McMullen”).
W I T N E S S E T H:
     WHEREAS, CHC entered into employment arrangements with McMullen subject to an employment letter, dated August 23, 2005 (“Original Employment Letter”), pursuant to which CHC retained McMullen as its Senior Vice President and Chief General Counsel for the purpose of having McMullen provide services to CHC in connection with CHC’s role as the advisor to the Company; and
     WHEREAS, the Original Employment Letter contemplated that McMullen would also serve as the Senior Vice President, Chief General Counsel and Secretary of the Company and McMullen was appointed to those positions by the Board of Directors of the Company on November 30, 2005;
     WHEREAS, situations have arisen and may continue to arise which present potential or real conflicts between the Company and CHC (“Conflict Situations”), the Company wants to be able to fully utilize the services of McMullen in such Conflict Situations and his continued employment by CHC would limit his ability to advise the Company in Conflict Situations because of duties he would owe to CHC; and
     WHEREAS, it is possible that as a result of his employment by CHC (including serving as CHC’s Senior Vice President and General Counsel), McMullen has learned confidential, non-public, information about CHC, which is not otherwise known by the Company or its other officers or representatives (the Company and its officers and representatives, collectively, “Representatives” and individually, a Representative) (such information, until the earlier of (i) the consummation of any merger of CHC with or into the Company or a subsidiary of the Company; or (ii) the time such information becomes publicly known or is otherwise learned by a Representative, otherwise than first through its disclosure by McMullen, is hereinafter referred to as “Confidential Information”); and
     WHEREAS, the Company wishes to employ McMullen on an exclusive basis, McMullen wishes to be employed by the Company on an exclusive basis and CHC is willing to accept McMullen’s resignation and permit him to be employed by the Company on an exclusive basis;
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties hereto agree as follows:
     1. Recitals. The Recitals hereto are herby incorporated herein by reference.

     2. Acceptance By CHC. CHC agrees to accept any resignation by McMullen effective at the effective time of such resignation and to continue to honor those portions of the Original Employment Letter as set forth in a side letter from CHC to Mr. McMullen to be executed simultaneously herewith.
     3. Waiver. CHC, having been represented by its own counsel, waives any conflicts necessary to permit McMullen to be employed by the Company and to counsel the Company in Conflict Situations whether such Conflict Situations arose during McMullen’s exclusive employment by CHC, his simultaneous employment as an officer of each of CHC and of the Company, or his exclusive employment by the Company.
     4. Confidential Information. CHC has not and does not authorize McMullen to communicate any Confidential Information to the Representatives with respect to Conflict Situations. Any such authorization given in the future shall be void unless expressly given in writing, duly approved and executed by CHC. McMullen agrees to use his good faith efforts not to communicate Confidential Information to a Representative.
     5. Company Limitations. The Company agrees not to pursue claims against CHC based on Confidential Information which McMullen discloses to a Representative. The Company further agrees not to provide Confidential Information obtained from McMullen in any proceedings against CHC, unless compelled to do so by subpoena or other court or regulatory order.
     6. No Liability. With respect to Conflict Situations and notwithstanding paragraph 4, each of the Company and CHC agrees not to hold McMullen liable or bring any suit, claim or action (collectively, “Action”) (or threaten such) or otherwise take any adverse action against McMullen for any claims, damages, expenses, losses or other liabilities which arise from his counseling of CHC or the Company during his employment by CHC or his counseling of the Company during his employment by the Company. With respect to any disclosure of Confidential Information, CHC’s sole and exclusive remedies against any party hereto shall be to enjoin the Company from utilizing such Confidential Information and/or to bring an Action for money damages against the Company for the use of the Confidential Information.
     7. Modification or Waiver. This Consent and Waiver Agreement shall not be changed, modified or terminated except by an instrument in writing signed by all parties hereto, or their respective successors or permitted assignees. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     8. Severability. The provisions of this Consent and Waiver Agreement are independent of and severable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     9. Construction. The provisions of this Consent and Waiver Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.

     10. Entire Agreement. This Agreement, together with a letter from CHC to McMullen, dated the date hereof, acknowledging certain ongoing obligations of CHC to McMullen, a letter from the Company to McMullen, dated the date hereof, setting forth certain employment arrangements, and an indemnification agreement provided by the Company to McMullen contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance inconsistent with any of the terms hereof.
     11. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     12. Headings. The headings contained in this Consent and Waiver Agreement are for convenience only, and they neither form a part of this Consent and Waiver Agreement nor are they to be used in construction or interpretation hereof.
     13. Execution in Counterparts. This Consent and Waiver Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Consent and Waiver Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Consent and Waiver Agreement as of the date and year above written.
CNL HOTELS & RESORTS, INC.

By:	/s/ Thomas J. Hutchison III

Printed:	Thomas J. Hutchison III
Title:	CEO

CNL HOSPITALITY CORP.

By:	/s/ James M. Seneff, Jr.

Printed:	James M. Seneff, Jr.
Title:	Chairman

/s/ Greerson G. McMullen

Greerson G. McMullen